Exhibit 99.19	ISSN 1718-8369

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	October			April to October		December 2018 update(1)
	2017	2018	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 001	4 326	34 103	36 091	5.8	63 391	2.2
Federal transfers	1 759	1 821	11 786	12 284	4.2	21 040	4.8
Total revenue	5 760	6 147	45 889	48 375	5.4	84 431	2.9
Expenditure
Program spending	–5 884	–6 148	–40 213	–42 128	4.8	–76 490	5.6
Debt service	–600	–549	–4 146	–3 939	–5.0	–6 878	–3.8
Total expenditure	–6 484	–6 697	–44 359	–46 067	3.9	–83 368	4.8
NET RESULTS OF
CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	238	79	954	1 192	—	567	—
Health and social services and education networks(4)	–16	2	–16	12	—	20	—
Generations Fund	171	185	1 198	1 540	—	2 851	—
Total consolidated entities	393	266	2 136	2 744	—	3 438	—
SURPLUS (DEFICIT)	–331	–284	3 666	5 052	—	4 501	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–171	–185	–1 198	–1 540	—	–2 851	—
BUDGETARY BALANCE(5)	–502	–469	2 468	3 512	—	1 650	—

CHANGE IN THE BUDGETARY BALANCE IN 2018-2019

The cumulative results at October 31, 2018 showed a budgetary surplus of $3.5 billion.

  The December 2018 Update on Québec’s Economic and Financial Situation anticipates a budgetary surplus of $1.7 billion for 2018-2019.

On the basis of these forecasts, for the period from November 2018 to March 2019, it is anticipated that:

  the revenue and expenditure of the General Fund will show a deficit of $1.0 billion on account of an anticipated slowdown in the growth of own-source revenue and an upcoming acceleration of growth in program spending;

  bodies and special funds will incur a deficit of $596 million.

In addition, the annual budgetary balance makes provision for the implementation of the initiatives announced in December 2018, totalling $229 million.

In keeping with the commitment stipulated in the Update on Québec’s Economic and Financial Situation, the next update of the expected annual budgetary balance will be presented in the March 2019 Budget.

CHANGE IN THE BUDGETARY BALANCE ACCORDING TO THE UPDATE ON QUÉBEC'S ECONOMIC AND FINANCIAL SITUATION
(millions of dollars)
2018-2019
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT OCTOBER 31, 2018(5)	3 512
Upcoming results for November 2018 to March 2019
– Achievement of annual revenue and expenditure forecasts – General Fund	–1 036
– Achievement of the net result forecast for bodies and special funds	–596
– December 2018 initiatives	–229
Subtotal	–1 862
BUDGETARY BALANCE – UPDATE ON QUÉBEC'S ECONOMIC AND FINANCIAL SITUATION(5)	1 650
Note : Totals may not add due to rounding.

GENERAL FUND REVENUE

For October 2018, General Fund revenue reached $6.1 billion, an increase of $387 million compared to October 2017.

  Own-source revenue reached $4.3 billion, an increase of $325 million, or 8.1%, compared to October 2017.

  Federal transfers amounted to $1.8 billion, up $62 million compared to October 2017.

For the period from April 1 to October 31, 2018, General Fund revenue totalled $48.4 billion, an increase of $2.5 billion, or 5.4%, compared to October 31, 2017.

  Own-source revenue stood at $36.1 billion, up $2.0 billion, or 5.8%, from last year.

– This increase is due primarily to growth in consumption taxes ($524 million), personal income tax ($520 million) and corporate taxes ($408 million).

  Federal transfers amounted to $12.3 billion, up $498 million compared to October 31, 2017.

– This growth stems primarily from a $380-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
		October			April to October
Revenue by source	2017	2018	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding
revenue from government enterprises
Income and property taxes
Personal income tax	1 235	1 383	12.0	12 716	13 236	4.1
Contributions for health services	549	559	1.8	4 252	4 443	4.5
Corporate taxes	419	358	–14.6	2 774	3 182	14.7
Consumption taxes	1 574	1 658	5.3	11 647	12 171	4.5
Other sources	129	163	26.4	976	1 093	12.0
Total own-source revenue excluding
revenue from government enterprises	3 906	4 121	5.5	32 365	34 125	5.4
Revenue from government enterprises	95	205	115.8	1 738	1 966	13.1
Total own-source revenue	4 001	4 326	8.1	34 103	36 091	5.8
Federal transfers
Equalization	923	978	6.0	6 464	6 844	5.9
Health transfers	525	529	0.8	3 618	3 700	2.3
Transfers for post-secondary education
and other social programs	143	135	–5.6	996	944	–5.2
Other programs	168	179	6.5	708	796	12.4
Total federal transfers	1 759	1 821	3.5	11 786	12 284	4.2
TOTAL	5 760	6 147	6.7	45 889	48 375	5.4

  GENERAL FUND EXPENDITURE

  For October 2018, General Fund expenditure totalled $6.7 billion, up $213 million, or 3.3%, compared to the same period the previous fiscal year.

    Program spending rose by $264 million, or 4.5%, to $6.1 billion.

  – The most significant change was in the Education and Culture mission ($179 million).

    Debt service amounted to $549 million, a decrease of $51 million compared to last year.

  For the period from April 1 to October 31, 2018, General Fund expenditure totalled $46.1 billion, up $1.7 billion compared to the same period the previous fiscal year.

    Program spending rose by $1.9 billion, or 4.8%, reaching $42.1 billion.

  – The most significant changes were in the Education and Culture mission ($802 million), the Health and Social Services mission ($707 million) and the Economy and Environment mission ($306 million).

    Debt service amounted to $3.9 billion, a decrease of $207 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
		October		April to October
Expenditure by mission	2017(6)	2018	Change (%)	2017-2018(6)	2018-2019	Change (%)
Program spending
Health and Social Services	2 903	2 994	3.1	20 883	21 590	3.4
Education and Culture	1 539	1 718	11.6	9 901	10 703	8.1
Economy and Environment	571	484	–15.2	3 151	3 457	9.7
Support for Individuals and Families	515	517	0.4	3 623	3 717	2.6
Administration and Justice	356	435	22.2	2 655	2 661	0.2
Total program spending	5 884	6 148	4.5	40 213	42 128	4.8
Debt service	600	549	–8.5	4 146	3 939	–5.0
TOTAL	6 484	6 697	3.3	44 359	46 067	3.9

  CONSOLIDATED ENTITIES

  For October 2018, the results of consolidated entities showed a surplus of $266 million. These results include:

    a surplus of $56 million for special funds;

    dedicated revenues of $185 million for the Generations Fund;

    a surplus of $23 million for non-budget-funded bodies;

    a surplus of $2 million for the health and social services and education networks.

  For the period from April 1 to October 31, 2018, the results of consolidated entities showed a surplus of $2.7 billion. These results include:

    a surplus of $548 million for special funds;

    dedicated revenues of $1.5 billion for the Generations Fund;

    a surplus of $644 million for non-budget-funded bodies;

    a surplus of $12 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
				October 2018
				Transfers
			Specified	(expenditures)		Health and
	Special funds	Generations Fund	accounts purpose	related to the tax system	Non-budget- funded bodies	education networks (4)	Total	Consolidation adjustments (7)	Total
Revenue	1 166	185	50	808	2 053	—	4 262	–2 258	2 004
Expenditure
Expenditure	–898	—	–50	–808	–1 985	2	–3 739	2 169	–1 570
Debt service	–212	—	—	—	–45	—	–257	89	–168
Subtotal	–1 110	—	–50	–808	–2 030	2	–3 996	2 258	–1 738
SURPLUS (DEFICIT)	56	185	—	—	23	2	266	—	266
				April to October 2018
				Transfers
			Specified	(expenditures)		Health and
	Special funds	Generations Fund	accounts purpose	related to the tax system	Non-budget- funded bodies	education networks (4)	Total	Consolidation adjustments (7)	Total
Revenue	8 020	1 540	549	3 900	14 405	—	28 414	–15 979	12 435
Expenditure
Expenditure	–6 100	—	–549	–3 900	–13 445	12	–23 982	15 407	–8 575
Debt service	–1 372	—	—	—	–316	—	–1 688	572	–1 116
Subtotal	–7 472	—	–549	–3 900	–13 761	12	–25 670	15 979	–9 691
SURPLUS (DEFICIT)	548	1 540	—	—	644	12	2 744	—	2 744

  NET FINANCIAL SURPLUS (REQUIREMENTS)

  Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

  For October 2018, the consolidated net financial surplus stood at $559 million, a decrease of $606 million over last year.

  For the period from April 1 to October 31, 2018, the consolidated net financial surplus stood at $1.7 billion, a decrease of $1.2 billion over the last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
		October		April to October
	2017	2018	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	4 001	4 326	325	34 103	36 091	1 988
Federal transfers	1 759	1 821	62	11 786	12 284	498
Total revenue	5 760	6 147	387	45 889	48 375	2 486
Expenditure
Program spending	–5 884	–6 148	–264	–40 213	–42 128	–1 915
Debt service	–600	–549	51	–4 146	–3 939	207
Total expenditure	–6 484	–6 697	–213	–44 359	–46 067	–1 708
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	238	79	–159	954	1 192	238
Health and social services and education networks(4)	–16	2	18	–16	12	28
Generations Fund	171	185	14	1 198	1 540	342
Total consolidated entities	393	266	–127	2 136	2 744	608
SURPLUS (DEFICIT)	–331	–284	47	3 666	5 052	1 386
Consolidated non-budgetary surplus (requirements)	1 496	843	–653	–717	–3 341	–2 624
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 165	559	–606	2 949	1 711	–1 238

BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	March 2018		December 2018
	budget	Adjustments	update(1)	Change (%) (8)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 238	484	23 722	3.7
Contributions for health services	7 382	132	7 514	0.1
Corporate taxes	6 038	374	6 412	5.2
Consumption taxes	19 578	295	19 873	3.7
Other sources	1 655	32	1 687	–1.5
Total own-source revenue excluding revenue from government enterprises	57 891	1 317	59 208	3.2
Revenue from government enterprises	3 872	311	4 183	–10.2
Total own-source revenue	61 763	1 628	63 391	2.2
Federal transfers	21 044	–4	21 040	4.8
TOTAL GENERAL FUND REVENUE	82 807	1 624	84 431	2.9
Program spending
Health and Social Services	–38 541	—	–38 541	5.0 (9)
Education and Culture	–20 368	–61	–20 429	7.1 (9)
Economy and Environment	–5 716	–289	–6 005	1.8
Support for Individuals and Families	–6 529	–9	–6 538	4.6 (9)
Administration and Justice(10)	–5 715	738	–4 977	10.3
Total program spending	–76 869	379	–76 490	5.6
Debt service	–7 160	282	–6 878	–3.8
TOTAL GENERAL FUND EXPENDITURE	–84 029	661	–83 368	4.8
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–339	906	567	—
Health and social services and education networks(4)	–26	46	20	—
Generations Fund	2 491	360	2 851	—
TOTAL CONSOLIDATED ENTITIES	2 126	1 312	3 438	—
SURPLUS (DEFICIT)	904	3 597	4 501	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491	–360	–2 851	—
Use of the stabilization reserve	1 587	–1 587	—	—
BUDGETARY BALANCE(5)	—	1 650	1 650	—

Notes
(1)	The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page D.53 of the Update on Québec’s Economic and Financial Situation – Fall 2018.
(2)	Details of transactions by type of entity are presented on page 5 of this report.
(3)	These results include consolidation adjustments.
(4)	The results of the networks are presented according to the modified equity method of accounting.
(5)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve, where applicable.
(6)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(7)	Consolidation adjustments include the elimination of General Fund program spending.
(8)	This is the annual change compared to actual results in 2017-2018.
(9)	To assess growth in 2018-2019 based on comparable spending levels, the percentage changes for that year were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services mission ($12 million) and the Support for Individuals and Families mission ($75 million) and including them in the 2017-2018 expenditures of the Education and Culture mission.
(10)	The amounts include the Contingency Fund reserve.

The next monthly report, which will present the results at November 30, 2018, will be published on February 8, 2019.
For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.
The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.